EXHIBIT  99.1

FOR  IMMEDIATE  RELEASE

DSTAGE  SECURES  $6  MILLION  MANUFACTURING  FACILITY

DENVER, Colorado-July 12, 2001--Dstage Inc. (OTC Bulletin Board: DSTG), pioneers of a new approach to venture formation, today announced the addition of a $6 million manufacturing facility. Located in Davao City, Philippines, an Export Zone, the two-story, 2.8-acre property promises attractive duty and tax advantages.

Dstage CEO, Donald Marinari was quoted as saying, "securing resources which stand to accelerate the efforts of new ventures is at the heart of our model. This facility not only meets those criteria but also reaffirms our commitment to International venture formation. Additionally, as our inventory of intellectual capital, services and other assets expands, deals like this will accelerate our ability to bring solutions to emerging companies that can demonstrate high growth potential."

The lessor, Bentley House Furniture Company (BHFC) of the Philippines, had the plant built in 1998 with the assistance of Sumitomo Corporation of Japan. Since that time the property has remained relatively idle. BHFC founder and president, Jonathan Bentley-Stevens, had this to say about the transaction, "Dstage is a perfect fit with our objective of productively deploying this asset. The plethora of opportunities we have experienced over the past few years has made focusing resources on this project difficult. We are confident that when matched with the Dstage approach increased value will be created for all parties."

Dstage paid a one-time lease payment in the form of 1,000,000 shares of Dstage common stock, in lieu of $6,000,000 in cash to cover a 49-year lease on the property. As part of the agreement, BHFC will bear all legal, tax and similar costs related to the transaction. In addition, Dstage has the option to purchase the facility during the lease term for $100,000 should Philippine law ever permit an outright transfer of the title to a U.S. corporation.

ABOUT  DSTAGE:

Dstage.com, Inc. was formed in October of 1999 to pursue a new approach to venture formation and development. The Dstage model attempts to substantially reduce burdensome cash requirements from the earliest stages of venture creation and replace it with proven knowledge, expertise, technology and other forms of "securitized" intellectual capital. Seeking to engage a massive universe of service and technology providers across virtually every discipline and domain, using Dstage common stock as payment, the Company aims to become the first call for talented visionaries looking to launch promising products and ventures worldwide. This approach is intended to allow participating startups to access the resources needed to develop their ventures and products more rapidly and successfully, while their markets are still fresh. With expert insight and resources invested so early in development, venture founders can focus on realizing their concept instead of raising financial capital. As a result, the Company believes participating ventures will benefit from greater prospects for success both immediately and in later stages of growth. To learn more about the Dstage approach to venture formation and intellectual capital securitization, please contact our Investor Relations Center at 909-471-2898 or email your request to IR@dstage.com. For general information about the company, please
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visit  the  Company's  Investor  Relations  Center  at  WWW.DSTAGE.COM.


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FORWARD  LOOKING  STATEMENT  DISCLOSURE

In conjunction with the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release may contain forward-looking statements pertaining to future anticipated projected plans, performance and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectation. Further information on potential factors that could affect Dstage.com, Inc. is included in the Company's filings with the Securities and Exchange Commission. Additional information will also be set forth in Dstage's quarterly report on Form 10-Q for the three-month period ended June 30, 2001, which will be filed with the Securities and Exchange Commission in the near future.


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